Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Chief Financial Officer

(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR THE THIRD QUARTER AND FISCAL YEAR-TO-DATE PERIOD ENDED DECEMBER 1, 2007

Cincinnati, Ohio, January 15, 2008 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer, marketer, and distributor of high-quality, differentiated food solutions, today reported for its third quarter ended December 1, 2007 (“Third Quarter Fiscal 2008”) net revenues of $177.1 million versus $127.1 million for its third quarter ended December 2, 2006 (“Third Quarter Fiscal 2007”), an increase of 39.3%.  For the fiscal year-to-date period ended December 1, 2007 (“Fiscal 2008”), net revenues were $486.1 million versus $331.8 million for the fiscal year-to-date period ended December 2, 2006 (“Fiscal 2007”), an increase of 46.5%.  The increase in net revenues during Third Quarter Fiscal 2008 and Fiscal 2008 is primarily due to sales associated with the Company’s acquisitions of Zartic and Clovervale and growth in the Company’s Schools, Military, Convenience Stores, and Warehouse Clubs end-market segments.

Pierre is a leading manufacturer, marketer, and distributor of high-quality, differentiated food solutions, focusing on pre-cooked and ready-to-cook protein products, compartmentalized meals, and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre markets its products under a number of brand names, such as Pierre™, Zartic®, Z-Bird®, Circle Z®, Jim’s Country Mill Sausage®, Clovervale Farms®, Chef’s Pantry®, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready®, Big AZ®, Chicken FryZ®, Smokie Grill ®, and Chop House®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, and Nathan’s Famous®.

The financial information included throughout this press release for both Third Quarter Fiscal 2008 and Fiscal 2008 includes the financial results of Clovervale and Zartic for the entire periods presented.  The financial information included throughout this press release for both Third Quarter Fiscal 2007 and Fiscal 2007 includes the financial results of Clovervale subsequent to the date of acquisition by Pierre on August 21, 2006, which amounts to approximately 15 weeks of the periods presented.  The financial information included throughout this press release for both Third Quarter Fiscal 2007 and Fiscal 2007 excludes the financial results of Zartic, as the Company did not acquire Zartic until December 11, 2006.

Third Quarter Fiscal 2008 Compared to Third Quarter Fiscal 2007

The Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $9.0 million and $17.4 million for Third Quarter Fiscal 2008 and Third Quarter Fiscal 2007, respectively.  The Company reported a net loss of $7.5 million during Third Quarter Fiscal 2008 compared with net income of $2.8 million during Third Quarter Fiscal 2007.  Items contributing to the net loss include, but are not limited to:

•                  Cost of goods sold increased approximately $44.6 million primarily as a result of the acquisition of Zartic (approximately $35.3 million), increased sales volume and a change in mix (approximately $6.2 million), increased prices paid for raw materials (approximately $6.2 million); and increased product costs related to product outsourcing as a result of the destruction of the Hamilton, Alabama facility of (approximately $1.0 million); partially offset by decreased sales to two national accounts restaurant chains (approximately $2.8 million) and other items.

•                  Selling, general, and administrative expenses increased approximately $13.8 million primarily as a result of the volume increase due to the acquisition of Zartic (approximately $11.0 million), increased sales volume and a change in mix (approximately $2.4 million), and management consulting expenses (approximately $0.7 million), increased severance expenses, primarily as a result of the Acquisition of Zartic (approximately $0.6 million), and increased demonstration expenses in the Company’s Warehouse Club division (approximately $0.4 million); partially offset by other items.

•                  Interest expense and other income, net increased approximately $5.5 million primarily as a result of a change in fair value of interest rate swaps, increased average borrowing on the Company’s term loan due to debt incurred in conjunction with the Company’s acquisitions of Zartic and Clovervale, and an increase in average borrowings under the Company’s revolving credit facility.

•                  Depreciation and amortization expense increased approximately $1.9 million primarily due to the additional intangible assets and property, plant, and equipment being amortized and depreciated as a result of the Company’s acquisition of Zartic.

Factors contributing to the net loss were partially offset by:

•                  Net revenues increased approximately $50.0 million primarily as a result of the acquisition of Zartic (approximately $45.3 million), and increased sales volume and mix (approximately $7.5 million) in most of the Company’s end-market segments; and net price increases to customers (approximately $0.5 million); partially offset by decreased sales to two national accounts restaurant chains (approximately $3.3 million).

•                  Income tax expense decreased approximately $5.6 million as a result of a pre-tax loss during Third Quarter Fiscal 2008 compared to pre-tax income during Third Quarter Fiscal 2007.

In the Third Quarter Fiscal 2008, the Company incurred expenses that management believes are temporary or one-time in nature of approximately $1.8 million primarily related to management consulting (approximately $0.7 million), severance (approximately  $0.6 million), and excessive selling demonstration charges within its Warehouse Club Selling Channel (approximately $0.5 million).

In addition, the Company’s results were adversely impacted by manufacturing inefficiencies in prior quarters previously capitalized into inventory of approximately $3.0 million and increased product costs related to product outsourcing as a result of the destruction of the Hamilton, Alabama facility of approximately $1.0 million.  Had the expenses related to the aforementioned prior quarter events not been incurred, the Company believes the Third Quarter Fiscal 2008 EBITDA would have been $4.0 million greater than reported.

Fiscal 2008 Compared to Fiscal 2007

The Company’s EBITDA decreased to $25.5 million for Fiscal 2008 from $43.5 million for Fiscal 2007, a decrease of 41.4%.  In addition, the Company reported a net loss of $20.0 million during Fiscal 2008 compared with net income of $3.6 million during Fiscal 2007.   Items contributing to the net loss include, but are not limited to:

•                  Cost of goods sold increased approximately $136.6 million due primarily to expenses incurred as a result of the acquisitions of Zartic and Clovervale (approximately $113.3 million), increased sales volume and a change in mix (approximately $11.9 million), and increased raw material costs (approximately $18.0 million), primarily due to increased prices paid for chicken (approximately $9.8 million); partially offset by decreased sales to two national accounts restaurant chains (approximately $5.5 million), manufacturing efficiencies (approximately $1.2 million) and other items.

•                  Selling, general, and administrative expenses increased approximately $35.8 million primarily as a result of the acquisitions of Zartic and Clovervale (approximately $28.9 million), increased sales volume and a change in mix (approximately $3.4 million), increased selling expense primarily due to increased promotional activity and demonstration expenses (approximately $1.4 million), increased integration expenses including severance (approximately $1.2 million), increased storage expenses due to increased replenishment costs and build of inventories associated with the Acquisition of Zartic (approximately $1.1 million), increased administrative expenses including management consulting fees (approximately $1.0 million), increased administrative expenses related to management consulting among other things (approximately $1.0 million); partially offset by other items.

•                  Interest expense and other income increased approximately $11.5 million primarily as a result of increased average borrowing on the Company’s term loan due to debt incurred in conjunction with the Company’s acquisitions of Zartic and Clovervale, the change in fair value of interest rate swaps, and the increase in average borrowings under the Company’s revolving credit facility.

•                  Depreciation and amortization expense increased approximately $6.7 million primarily due to the additional intangible assets and property, plant, and equipment being amortized and depreciated as a result of the Company’s acquisitions of Zartic and Clovervale.

Factors contributing to the net loss were partially offset by:

•                  Net revenues increased approximately $154.3 million primarily as a result of the acquisitions of Zartic and Clovervale (approximately $143.6 million), and increased sales volume and mix (approximately $14.1 million) in most of the Company’s end-market segments; and net price increases to customers (approximately $2.4 million); partially offset by decreased sales to two national accounts restaurant chains (approximately $5.8 million).

•                  Income tax benefit resulted from a pre-tax loss during Fiscal 2008 compared to income tax from expense pre-tax income in Fiscal 2007 net change of approximately $12.8 million.

In Fiscal 2008, the Company incurred expenses that management believes are temporary or one-time in nature of approximately $5.1 million primarily related to unexpected downtime in its facility in Rome, Georgia of approximately $1.0 million, one time administrative and integration costs including management consulting of approximately $1.1 million, a one time charge related to transferring inventory to a new warehouse of approximately $1.1 million, management consulting of approximately $1.1 million, and excessive selling demonstration charges within its Warehouse Club Selling Channel of approximately $0.8 million.

In addition, the Company’s fiscal 2008 results were adversely impacted by $3.0 million of capitalized manufacturing inefficiencies from prior quarters that increased cost of goods sold in the Third Quarter of Fiscal 2008 and increased product costs related to product outsourcing in the Second and Third Quarter of Fiscal 2008 of approximately $1.0 million due to the destruction of the Hamilton, Alabama.  Had the expenses related to the aforementioned events in Fiscal 2008 not been incurred, the Company believes Fiscal 2008 EBITDA would have been $4.0 million greater than reported.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA, a non-GAAP financial measure.  EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is included in this press release because it is the basis upon which the Company’s management assesses financial performance.  While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  A reconciliation of net income to EBITDA is included in this release.

Raw Materials Update

The primary materials used in the Company’s food processing operations include boneless beef, pork, chicken, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies.  Meat proteins are generally purchased under 7-day payment terms.  Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets.  Additionally, the Company has contracts with market-related pricing that allow the Company to immediately pass along commodity price variances.  Approximately 31.2% of total sales for Third Quarter Fiscal 2008 were protected from commodity exposure, of which 20.5% were attributable to market-related pricing contracts, while the other 10.7% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.  For Fiscal 2008, approximately 30.3% of total sales were protected from commodity exposure, of which 23.1% were attributable to market-related pricing contracts, while the other 7.2% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, chicken, pork, and cheese, excluding formulation mix and contracts with market-related pricing, during Third Quarter Fiscal 2008 compared to Third Quarter Fiscal 2007 and Fiscal 2008 compared to Fiscal 2007.

	(Increase)/Decrease
	In Weighted Average Prices Paid
	For Raw Materials
	Third Quarter Fiscal 2008
	Compared to	Fiscal 2008
	Third Quarter	Compared to
	Fiscal 2007	Fiscal 2007
Beef	5.4%	(0.0)%
Chicken	(33.5)%	(54.4)%
Pork	(6.1)%	(6.0)%
Cheese	(43.7)%	(34.8)%
Aggregate	(3.5)%	(11.0)%

Capital Expenditures

The Company had capital expenditures totaling $6.5 million and $6.2 million for Fiscal 2008 and Fiscal 2007, respectively.

Discussion of Results

As previously announced, Pierre Foods, Inc. will hold a quarterly conference call to discuss its results for the third quarter and fiscal year-to-date period ended December 1, 2007 on Wednesday, January 16, 2008 at 10:00 a.m. ET.  This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (877) 545-1490.  It will be recorded and available for playback beginning at 1:00 p.m.  ET on Wednesday, January 16, 2008 through midnight on Sunday, January 20, 2008 by dialing (888) 203-1112 or (719) 457-0820. The replay passcode is 7476581.  An archived version will be available on the Company’s website in the Investor Relations section.

Note on Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports.  The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information.  The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable.  To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food processing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the USDA, the Food and Drug Administration, and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations.  The Company is also involved in various legal actions arising in the normal course of business.  These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made.  Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Third Quarter	Third Quarter
	Fiscal 2008	Fiscal 2007	Fiscal 2008	Fiscal 2007
	(Unaudited)
Sales	$177,124	$127,138	$486,123	$331,806
Cost of goods sold	132,494	87,875	367,172	230,613
Selling, general, and administrative expenses	35,613	21,820	93,531	57,740
Depreciation and amortization	9,166	7,281	27,654	20,955

Loss on disposition of property, plant, and equipment	118	—	118	5
Interest expense	11,768	6,190	28,981	17,294
Other income, net	114	1	216	37
Income (loss) before taxes	(11,921)	3,973	(31,117)	5,236
Income tax (provision) benefit	4,407	(1,211)	11,128	(1,664)
Net income (loss)	$(7,514)	$2,762	$(19,989)	$3,572

The following table provides a reconciliation of net income (loss) to EBITDA:

	Third Quarter Fiscal 2008	Third Quarter Fiscal 2007	Fiscal 2008	Fiscal 2007
Net income (loss)	$(7,514)	$2,762	$(19,989)	$3,572
Income tax provision (benefit)	(4,407)	1,211	(11,128)	1,664
Interest expense	11,768	6,190	28,981	17,294
Depreciation and amortization	9,166	7,281	27,654	20,955
EBITDA	$9,013	$17,444	$25,518	$43,485

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 1, 2007 and March 3, 2007

(in thousands)

	December 1, 2007	March 3, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$119	$89
Accounts receivable, net	49,152	46,139
Inventories	80,994	68,496
Refundable income taxes	11,832	4,613
Deferred income taxes	3,541	5,159
Prepaid expenses and other current assets	5,256	5,553

Total current assets	150,894	130,049

PROPERTY, PLANT, AND EQUIPMENT, NET	93,539	98,559

OTHER ASSETS:
Other intangibles, net	120,826	139,551
Goodwill	216,718	218,222
Deferred loan origination fees	7,758	8,267
Other	6,695	5,181

Total other assets	351,997	371,221

Total Assets	$596,430	$599,829

LIABILITIES AND SHAREHOLDER’S EQUITY

CURRENT LIABILITIES:
Current installments of long-term debt	$1,559	$1,558
Trade accounts payable	25,808	20,567
Accrued interest	5,669	5,569
Accrued payroll and payroll taxes	7,375	7,116
Accrued promotions	4,833	3,278
Accrued taxes (other than income and payroll)	867	1,095
Other accrued liabilities	5,681	3,111

Total current liabilities	51,792	42,294

LONG-TERM DEBT, less current installments	367,335	357,286

DEFERRED INCOME TAXES	40,041	45,662

OTHER LONG-TERM LIABILITIES	7,482	4,767

Total Liabilities	466,650	450,009

SHAREHOLDER’S EQUITY:
Common stock — Class A, 100,000 shares authorized, issued, and outstanding at September 1, 2007 and March 3, 2007	150,194	150,188
Retained deficit	(20,414)	(368)

Total shareholder’s equity	129,780	149,820

Total Liabilities and Shareholder’s Equity	$596,430	$599,829